Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 28, 2012, on our audit of the statements of financial condition of Desert Commercial Bank as of December 31, 2011 and 2010, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended, incorporated by reference into this Form S-8 filing.

/s/ VAVRINEK, TRINE, DAY & CO. LLP

Laguna Hills, California

January 30, 2014